EXHIBIT 10.17

                           PURCHASE AND SALE AGREEMENT
                         (Weld County Acreage, Colorado)

     THIS PURCHASE AND CitySALE AGREEMENT ("Agreement") is dated October 23, 2012, and is entered into by and between ORR ENERGY LLC, a StateColorado limited liability company whose address is 1813 61st Avenue, Suite 200,Greeley, Colorado 80631 ("Seller"), and SYNERGY RESOURCES CORPORATION ("Synergy"), a Colorado corporation whose address is 20203 Highway 60, Platteville, Colorado 80651. Each of the Seller and Synergy may be referred to individually as a "Party" or collectively as the "Parties."

                                    RECITALS

      A. Seller wish to sell its interest in the Assets described in Section 1.2, below.

B. Synergy (i) has conducted a preliminary independent investigation of the nature and extent of the Assets, (ii) will conduct further due diligence on the Assets after execution of this Agreement, and (iii) desires to purchase the Assets pursuant to the terms of this Agreement.

C. By this instrument, Synergy and Seller set forth their agreement concerning the purchase and sale of the Assets.

                                    AGREEMENT

      In consideration of the mutual promises contained herein, Seller and Synergy agree as follows:

                                    ARTICLE I
                   PURCHASE AND placeCitySALE OF THE ASSETS

1.1 Purchase and Sale. The Seller hereby agrees to sell and Synergy hereby agrees to purchase the Assets pursuant to the terms of this Agreement.

1.2 The Assets. As used herein, the term "Assets" refers to all of Seller's right, title and interest, subject to the overriding royalty assignment from Synergy provided in Exhibit E, in and to the following:

     1.2.1 the wells (the "Wells") described in Exhibit A;

     1.2.2 the leases (the "Leases") described in Exhibit B, but only insofar as they cover the lands (the "Lands") specifically described in Exhibit B;

     1.2.3 the personal property and fixtures located on, in and under the Lands, including, without limitation, the equipment shown in Exhibit C;

     1.2.4 all contracts and agreements that benefit or burden the Wells, Leases or Lands, including without limitation operating agreements, marketing agreements, pooling agreements, rights-of-way, easements, surface agreements, gas sale contracts, and gas processing contracts;

     1.2.5 the oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured there from, and other minerals, produced from the Wells and the accounts and proceeds from the sale of the foregoing; and

     1.2.6 the files, records, seismic, seismic interpretation, electronic data bases, seismic licensing and other documentary information (the "Information") relating to the foregoing that are in Seller's possession and are not subject to third-party confidentiality restrictions.

1.3 Purchase Price. The purchase price for the Assets shall be Forty Two Million Dollars ($42,000,000), as adjusted in accordance with Section 1.4 (the "Purchase Price"), which shall be paid as follows:

     1.3.1 upon execution of this Agreement Synergy shall simultaneously execute and deliver the Escrow Agreement annexed hereto as Exhibit D and deposit by wire transfer earnest money in the amount of Two Million One Hundred Thousand Dollars ($2,100,000) in the account established by such Escrow Agreement.

     1.3.2 the sum of Twenty Seven Million Nine Hundred Thousand Dollars ($27,900,000) by electronic funds transfer at Closing;

     1.3.3 delivery to Seller at closing that number of restricted shares of Synergy's common stock determined by the following formula: $12,000,000/x, where "x" equals the volume weighted average closing price for Synergy's common stock for the twenty trading days preceding the closing, provided, however that the number of shares to be delivered at closing will not exceed 5% of Synergy's outstanding shares of common stock on the date of closing. If the number of shares is reduced to meet the 5% threshold, the cash component of the purchase price to be paid at closing will be increased correspondingly. The restricted shares will be subject to the six-month holding period required by Rule 144 of the Securities and Exchange Commission.

1.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 1.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

     1.4.1 Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a "Preliminary Settlement Statement" prepared by Seller and submitted to Synergy four days prior to Closing for Synergy's comment and review. The Preliminary Settlement Statement shall set forth the adjustments to the Purchase Price and the related calculations. After Closing, the Purchase Price shall be further adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 9.1.

     1.4.2 Upward Adjustments. The Purchase Price shall be adjusted upward by an amount equal to (i) all direct and actual expenses attributable to the Assets that were paid by or on behalf of Seller and that are attributable to the period after the Effective Date; (ii) overhead at the rate of $500 per month, which amount includes pumper charges, or portion thereof for each producing Well;
(iii) an amount equal to the value of oil or gas in storage or in the pipelines as of the Effective Time that is credited to the Assets; provided that the value of oil in the production tanks shall be calculated to include only the oil stored above the load lines as of the Effective Time (i.e. Synergy is not responsible for paying Seller "tank bottoms") and the value (1) for purposes of the Preliminary Settlement Statement, to be the actual price received for such oil, gas, or natural gas liquids, less applicable taxes, upon the first unaffiliated third party sale thereof, if available, and upon such estimates, as are reasonably agreed upon by the Parties, to the extent actual amounts sold, or to be sold, and prices obtained, or to be obtained, are not known at Closing, and (2) for purposes of the Final Settlement Statement, to be based upon actual amounts sold and prices obtained, less applicable taxes; and (iv) any other amount as may be agreed to in writing by Synergy and Seller.

     1.4.3 Downward Adjustments. The Purchase Price shall be adjusted downward by (i) an amount equal to the revenues collected by the Seller from the sale of oil, gas and other hydrocarbons produced after the Effective Date, provided Seller has paid all royalties from amounts so collected, (ii) the amount of all direct and actual expenses attributable to the Assets that the Seller otherwise would be obligated to pay in respect of the period prior to the Effective Date that Synergy either has paid or agrees to pay, (iii) the amount of any estimated ad valorem tax required to be paid by Seller to Synergy pursuant to Article VI,
(iv) the amount of proceeds of production from any of the Wells, which is shown on Seller's books and records on the Effective Date as having been held in suspense and withheld from payment to any third party as a result of a title defect, unknown address or otherwise, and (v) any other amount as may be agreed to in writing by Synergy and Seller.

1.5 Effective Date. The purchase and sale of the Assets shall become effective at 12:00 a.m. on October 1, 2012 (the "Effective Date"), provided, however, that notwithstanding anything herein to the contrary, the Effective Date will be November 1, 2012 if the closing takes place on or after December 1, 2012.

1.6 Transfer of Operations. Synergy will take over as Operator of the Wells upon Closing.

                                   ARTICLE II
                   SELLER'S REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties as to the Seller. Seller makes, as to itself alone, the following representations and warranties:

     2.1.1 Organization/Qualification. Seller is a limited liability company which is duly organized, validly existing and in good standing under the laws of the State of placeStateColorado.

     2.1.2 Power and Authority. Seller has all requisite power and authority to own its interest in the Assets, to carry on its businesses as presently conducted, to execute and deliver this Agreement, and to perform its obligations under this Agreement.

     2.1.3 No Lien, No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any material provision of any statute, rule or regulation applicable to Seller or any agreement or instrument to which Seller is a party or by which it is bound, or
(iii) to its knowledge, violate, or be in conflict with any statute, rule, regulation, judgment, decree or order applicable to Seller.

     2.1.4 Authorization and Enforceability. This Agreement is duly and validly authorized and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     2.1.5 Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Synergy shall have any responsibility whatsoever.

     2.1.6 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or threatened against Seller.

     2.1.7 Litigation. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings or outstanding notices of violation pending against Seller or the Assets in any court or by or before any federal, state, municipal or other governmental agency that would affect Seller's ability to consummate the transaction contemplated hereby, or materially adversely affect the ownership or operation of the Assets.

2.2 Representations and Warranties as to the Assets. Seller makes the following representations and warranties regarding its interest in the Assets:

     2.2.1 Liens. Except for the Permitted Encumbrances or as otherwise agreed to in writing by Synergy, the Assets will be conveyed to Synergy free and clear of all liens, restrictions and encumbrances created by, through or under Seller. As used in this Agreement, "Permitted Encumbrances" means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

          2.2.1.1 all matters not created by, through or under Seller, including without limitation any matters created by, through or under any of the Seller's predecessors in title;

          2.2.1.2 all terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in the Assets;

          2.2.1.3 all landowner royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production relating to the Assets that are identifiable from the real property records of Weld County, the lease records of the Colorado State Board of Land Commissioners, or the case files of the Colorado State Office of the Bureau of Land Management, in each case as of October 1, 2012;

          2.2.1.4 the overriding royalty interests to be reserved by Seller under the form of Assignment Bill of Sale and Conveyance attached hereto as Exhibit E;

          2.2.1.5 all liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith and in the ordinary course of business and for which a Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

          2.2.1.6 any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercises jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets;

          2.2.1.7 all (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, logging, canals, ditches, reservoirs or the like, and
     (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by a Seller or over which a Seller owns rights-of-way, easements, permits or licenses;

          2.2.1.8 all rights to consent by, required notices to, filings with, or other actions by governmental authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance; and

          2.2.1.9 all defects and irregularities affecting the Assets which individually or in the agPersonNamegregate do not operate to reduce the net revenue interests of Seller, increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interests of Seller, or otherwise interfere materially with the operation, value or use of the Assets.

     2.2.2 Compliance with Law. To the best of Seller's knowledge, all of the Wells are operated in compliance with applicable laws and regulations in all material respects.

     2.2.3 Taxes. During Seller's period of ownership and with respect to ad valorem taxes for all taxable periods during Seller's period of ownership through the taxable period in which this Agreement is executed, all such ad valorem taxes have been paid when due.

     2.2.4 Preferential Purchase Rights. There are no preferential purchase rights in respect of any of the Assets.

     2.2.5 Tax Partnerships. The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

     2.2.6 Material Agreements. Seller will make available to Synergy, under paragraph 4.1 below, copies of all agreements that are material to the ownership and operation of the Assets ("Material Agreements"). To Seller's knowledge all such Material Agreements are in full force and effect and Seller is not in breach of any Material Agreement.

     2.2.7 Personal Property and Equipment. To Seller's knowledge, all personal property constituting a part of the Assets is in a state of repair so as to be adequate for normal operations.

     2.2.8 Leases. To Seller's knowledge, as of the date of this Agreement and at Closing , and subject to the Permitted Encumbrances (a) all conditions necessary to keep each Lease in full force and effect in accordance with its terms have been performed and all material obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, rentals, shut-in payments and other payments due under the Leases, (b) there are no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, and (c) Seller has not received a written notice of default with respect to the payment or calculation of rentals and royalties attributable to the Assets.

     2.2.9 Oil and Gas Sales Contracts. Seller has not (i) sold forward any oil or gas; or (ii) received any material advance, "take-or-pay" or other similar payments under production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of oil or gas without paying at such time the contract price therefore. No oil is subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days' notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets and the Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including oil or gas, securities, foreign exchange rates or interest rates. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason, other than shown on the books of Seller

     2.2.10 Plugging and Abandonment. There are no Wells located on Leases or units of which the Leases are a part that are currently obligated by law or contract to be plugged and abandoned. All wells that have been plugged and abandoned have been plugged and abandoned in compliance with all applicable requirements of regulatory authority having jurisdiction thereof.

     2.2.11 No AMI or Farm-Out Obligations. No portion of the Assets is subject to any area of mutual interest agreement, any farm-out agreement under which a party thereto is entitled to receive assignments not yet made, or any similar agreements.

     2.2.12 Seller's Title.

            (a) Seller represents and warrants to Synergy that to its knowledge and subject to the Permitted Encumbrances, as of the date of this Agreement and as of the Closing Date:

                  (i) The Leases are in full force and effect and are valid and subsisting documents covering the entire estates that they purport to cover; (ii) Seller has not been advised by the lessor of any Lease of default under a Lease or of any demand to drill an additional well on a Lease; and (iii) all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid, or have been held in suspense as provided for herein ,and (iv) Seller owns, and will transfer to Synergy at Closing, the Working Interests and Net Revenue Interests in the Leases and Wells described on Exhibits A and B, free of all liens and encumbrances, except for Permitted Encumbrances. Seller will use its commercially reasonable efforts to take all action necessary to keep the Leases in force and effect until the Closing.

                  (ii) Seller owns the personal property, fixtures and equipment shown in Exhibit C free of all liens and encumbrances, except for Permitted Encumbrances.

     2.2.13  Environmental  Matters. To Sellers knowledge,  and as to the Assets
(a) it is not in material violation of any Environmental Laws or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Laws, and (b) no notice or action alleging such violation is pending or threatened against the Assets. For purposes of this Agreement "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, policy, guidelines, permit, consent, approval, license, judgment, order, writ, decree, injunction, or other authorization, including the requirement to register underground storage tanks, relating to (a) emissions, discharges, releases, or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, pub1icly owned treatment works, septic systems, or land, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, or shipment of Hazardous Materials, or (c) otherwise relating to the pollution of the environment, solid waste handling treatment, or disposal, or operation or reclamation of mines or oil and gas wells. The parties acknowledge that as of the date of this Agreement Seller has not filed Air Pollution Emission Notices (APENS) with the Colorado Department of Public Health and Environment with respect to the Assets, and Seller represents it has commenced the process of compiling and filing such notices.

            "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (c) any hazardous, dangerous, or toxic chemical, material, waste, or substance within the meaning of and regulated by any Environmental Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special, or byproduct material as defined in 42 U.S.C. ss.2011 et seq. and any amendments or authorizations thereof, (e) any asbestos-containing materials in any form or condition, or (f) any polychlorinated biphenyls in any form or condition.
..
           2.2.14 Securities Law Matters. The sale of the Assets by Seller is made pursuant to exemptions from registration under the Securities Act of 1933, including but not limited to the exemption provided by Section 4(2) of the Act.

                                   ARTICLE III
                   SYNERGY'S REPRESENTATIONS AND WARRANTIES

      Synergy makes the following representations and warranties:

3.1 Organization and Standing. Synergy is a corporation duly organized, validly existing and in good standing under the laws of the State of StateplaceColorado.

3.2 Power. Synergy has all requisite power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on behalf of Synergy. This Agreement constitutes Synergy's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

3.4 Liability for Brokers' Fees. Synergy has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

3.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending against it before any governmental authority that impedes or is likely to impede its ability (i) to consummate the transactions contemplated by this Agreement or
(ii) to assume the liabilities to be assumed by it under this Agreement.

3.6 Securities Laws. Synergy acknowledges that the Assets are or may be deemed to be "securities" under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and re-sales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Synergy's own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

3.7 Synergy's Evaluation. In entering into this Agreement, Synergy acknowledges and affirms that it has relied and will rely solely on the terms of this

Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax, environmental or other consequences of this transaction, including without limitation, its own estimate and appraisal of the extent and value of the Assets, and the petroleum, natural gas and other reserves associated with the Assets.

3.8 Seller's Related Parties. In entering into this Agreement, Synergy acknowledges that Seller is related in some way(s) to Ed Orr, Susie Orr and/or Orr Resources LLC ("Seller's Related Parties") one or more of whom may hold separate interests in and to one or more of the Lands, Leases and/or Assets, and nothing in this Agreement is intended to in any way convey, assign, bind or affect Seller's Related Parties or any interest any of them may have in the Assets.

                                   ARTICLE IV
                  SYNERGY'S INSPECTION; CONDITION TO CLOSING

4.1 Access to Information. Immediately after execution of this Agreement, Seller will make the Information available to Synergy and its representatives for inspection and review at the offices of Seller during normal business hours, and during non-business hours if reasonably requested by Synergy, so that Synergy may perform such due diligence review as it believes appropriate. Subject to the consent and cooperation of third parties, Seller will assist Synergy in Synergy's efforts to obtain, at Synergy's expense, such additional data from third parties as Synergy may reasonably request for the purposes of such due diligence review. Synergy may inspect the Information and additional data only to the extent such inspection does not violate any contractual commitment of Seller or another Seller to a third party. Seller shall use commercially reasonable efforts to obtain consent from any such third party to disclose the Information and additional data to Synergy, provided that Synergy agrees to keep same confidential and not disclose it to anyone other than its advisors in this transaction, and provided further that Seller shall have no obligation to make any payment to obtain such consent.

4.2 Access to the Assets. Immediately after execution of this Agreement, Seller agree to grant Synergy access to the Assets during reasonable business hours, and during non-business hours if reasonably requested by Synergy, so Synergy may conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Assets. If Synergy or its agents prepares an environmental assessment of any Asset, Synergy agrees to keep such assessment confidential and promptly to furnish a copy of such assessment to Seller. In connection with any on-site inspections, Synergy (i) agrees not to interfere with the normal operation of the Assets, (ii) agrees to comply with all requirements of the operators of the Assets and (iii) represents that it is adequately insured. Synergy waives, releases and agrees to indemnify Seller, and its directors, officers, shareholders, members, employees, agents and representatives against all liabilities and obligations, including without limitation, personal injury, death and/or property damage, arising from Synergy's activities on the Assets except to the extent such liability or damages are caused by Seller's negligence or willful misconduct. The provisions of this Section 4.2 shall survive termination of this Agreement.

4.3 Title and Environmental Defects. For the purposes of this Agreement, a Lease will be deemed to have a "Defect" if (i) the net acres owned by Synergy in such Lease after delivery of Seller' assignment at Closing would be less than the net acres as described in Exhibit F, if any, or (ii) Seller' title to the Lease in question or the environmental condition of the lands covered thereby is defective to a degree that a reasonably prudent operator in the Rocky Mountains would not acquire an interest in such an undeveloped Lease for the purpose of holding it as undrilled inventory until appropriate curative work had been performed, or with respect to a Lease held by production, that a reasonably prudent operator in the Rocky Mountains would diligently remediate the environmental condition as expeditiously as possible.

4.4 Notice of Title Defects. While Synergy will endeavor to provide Seller with information concerning Defects as such Defects are discovered, Synergy must notify Seller in writing of all Defects no later than the close of business on November 15, 2012. Any such written notice must identify the Lease affected by the Defect and specifically describe the matter constituting the Defect.

4.5 Seller's Right to Cure Defects and Effect of Failure to Cure. The Parties may jointly agree before Closing that certain Leases have Defects that Seller does not wish to cure and, in such event, the leases suffering these agreed Defects will be excluded from the Assignment, Bill of Sale and Conveyance that is delivered at Closing and the Purchase Price will be reduced by $3,500 for each net mineral acre that originally had been anticipated would be covered by such excluded leases, as shown on the annexed Exhibit F. As to all other Defects as to which Synergy provides Seller timely notice, Seller will have the right, but not the obligation, to cure or remediate the remaining Defects at its sole cost and expense during the period ending at 10:00 a.m. on November 23, 2012. If Seller fails adequately to cure or remediate any such Defect within that period, then the leases suffering these uncured or un-remediated Defects will be excluded from the Assignment, Bill of Sale and Conveyance that is delivered at Closing and the Purchase Price will be reduced by $3,500 for each net mineral acre that originally had been anticipated would be covered by such excluded leases. Notwithstanding the above, the reduction in the Purchase Price for any Defect with respect to the Smith lease, (which covers the SENE of Section 22; the S2NW and S2 Section 23; the S2S2 of Section 24; and the E2 and part of NW4
Section 26, all in Township 10 North, Range 61 West, Weld County) will be $ 1,000 for each net mineral acre

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

5.1 Covenants and Agreements of Seller as to Operations. Seller covenant and agree with Synergy that, unless it obtains the prior written consent of Synergy to act otherwise, it will use good faith efforts, within the constraints of the applicable operating agreements and other applicable agreements and affording Synergy's representatives sufficient information and time to reasonably respond, not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of Leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than $10,000 per activity (except emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs, and operations undertaken to avoid a monetary penalty or forfeiture under any applicable agreement or order), (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the ordinary course of business) or enter into any new farm-out, farm-in or other similar contract affecting the Assets, (iv) let lapse any insurance now in force with respect to the Assets, (v) modify or terminate any contract relating to the operation of the Assets, or (vi) enter into any new material contracts relating to the Assets.

     5.1.1 Maintenance of Interests. Seller has maintained, and will continue from date of this Agreement until the Closing maintain, the Assets in a reasonable and prudent manner, in full compliance with applicable law and orders of any governmental authority, and will maintain insurance and bonds now in force with respect to the Assets, to pay when due all costs and expenses coming due and payable in connection with the Assets, and to perform all of the covenants and conditions contained in the Leases and all related agreements.

5.2   Covenants and Agreements of the Parties.

     5.2.1 Confidentiality. All data and information, whether written or oral, obtained from Seller in connection with the transaction contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Synergy in connection with this transaction (collectively, the "Confidential Information"), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (and until April 1, 2014, if Closing should not occur for any reason), except as required by law, Synergy and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Confidential Information, except any Confidential Information which: (1) at the time of disclosure to Synergy by Seller is in the public domain; (2) after disclosure to Synergy by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Synergy; (3) Synergy can establish by competent proof was rightfully in its possession at the time of its disclosure to Synergy by Seller;
(4) Synergy rightfully receives from third parties free of any obligation of confidence; or (5) is disclosed to Synergy's consultants, investors and lenders and those engaged by Synergy to operate the Assets who similarly agree in writing to protect the confidentiality of such Confidential Information and agree to use such Confidential Information only for their due diligence evaluation of the Assets.

     5.2.2 Return of Information. If the transaction contemplated by this Agreement does not close on or before December 21, 2012, for reasons other than Seller' wrongful breach of this Agreement under circumstances where, Synergy is, but for such breach, ready to close, if Seller so requests at any time, Synergy shall (i) return to Seller all copies of the Confidential Information in Synergy's possession that were obtained pursuant to any provision of this Agreement, which Confidential Information is at the time of termination required to be held in confidence pursuant to Section 5.2.1; (ii) not utilize or permit utilization of the Confidential Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses based on or generated when incorporating or analyzing the Confidential Information.

     5.2.3 Communication Between The Parties. If one Party develops information during its due diligence that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, the Party discovering the potential breach shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.

5.3 Like Kind Exchange. If either Party so requests, the other shall cooperate fully, as and to the extent reasonably requested by such Party, in connection with accommodating a like-kind exchange as provided for under Section 1031 of the Internal Revenue Code and any corresponding state income tax provision ("Like-Kind Exchange"). Each party reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith ("1031 Assets"), to a Qualified Intermediary ("QI") to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange.

                                   ARTICLE VI
                                 AD VALOREM TAX

     Severance, ad valorem or other taxes against the Assets shall be prorated as of the Effective Date. To be clear, 2011 ad valorem taxes (valued based on 2010 production and payable in 2012) shall be for Seller's account. A portion of 2012 ad valorem taxes (valued based on 2011 production and payable in 2013) shall be prorated to the Effective Date and be credited to Synergy on the Preliminary Settlement Statement. An estimate shall be made of unpaid severance and other production taxes through the Effective Date, (to the extent not withheld by third party operators or production purchasers), and this estimated amount of 2012 taxes shall be credited to Synergy on the Preliminary Settlement Statement. Synergy shall be responsible for payment of 2012 ad valorem taxes which are payable in 2013. The estimate shall be a good faith estimate and shall serve as a final settlement amount for such taxes. There shall be no post-closing adjustment for such taxes. Seller represents that it has paid 2011 ad valorem taxes (payable in 2012), and will disclaim all rights to amounts held by third party operators or production purchasers for payment of 2011 and 2012 ad valorem taxes on the Assets. Seller will provide proof of its payment of 2011 ad valorem taxes, which were paid in 2012.

                                   ARTICLE VII
                      RIGHT OF TERMINATION AND ABANDONMENT

7.1 Permissible Termination. This Agreement may permissibly be terminated in accordance with the following provisions:

     7.1.1 By Seller, if through no fault of Seller, the Closing does not occur on or before December 21, 2012;

     7.1.2 By Synergy, if through no fault of Synergy, the Closing does not occur on or before December 21, 2012; or

     7.1.3 By unanimous agreement of the Parties.

     7.2 Liabilities Upon Impermissible Termination. If Closing does not occur because a Party wrongfully fails to tender performance at Closing, then the Parties who are ready to close shall retain all legal and equitable remedies (including, without limitation, specific performance) for the breach; provided, however, that no Party shall ever have any liability to any other for consequential, special, punitive or exemplary damages.

                                  ARTICLE VIII
                                     CLOSING

8.1 Date and Place of Closing. The closing (the "Closing") of the transactions contemplated hereby shall be held at 10:00 a.m. on November 30, 2012, in the offices of Seller, or at such other time and place as all Parties may agree in writing.

8.2 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

     8.2.1 Synergy shall pay to Seller no less than $27,900,000 of the Purchase Price (the exact cash sum to be calculated in accordance with Section 1.3.2 above) by wire transfer in immediately available funds to such bank accounts and in such proportions as are identified in advance of the Closing by Seller;

     8.2.2 Synergy shall release and cause to be paid over to Seller the earnest money deposit in the amount of $2,100,000 which was deposited by Synergy upon execution of this Agreement pursuant to Exhibit D;

     8.2.3 Synergy shall issue, execute and deliver to Seller the restricted shares of Synergy's common stock in a number determined in accordance with the formula set forth in Section 1.3.2 above;

     8.2.4  Seller  shall  execute,   acknowledge  and  deliver  to  Synergy  an
Assignment, Bill of Sale and Conveyance, with reservation of overriding royalty interest, in the form attached as Exhibit E, conveying the Assets to Synergy;

     8.2.5 Seller shall execute and deliver such certifications and other documents as may be necessary to transfer operations of the Leases and Wells to Synergy;

     8.2.6 Seller shall execute and deliver letters in lieu of transfer orders addressed to each production purchaser authorizing Synergy to receive the proceeds of oil and gas produced from the Wells from and after the Effective Date; and

     8.2.7 the Parties shall take such other actions and deliver such other documents as are contemplated by this Agreement.

                                   ARTICLE IX
                            POST-CLOSING OBLIGATIONS

9.1 Final Settlement Statement. As soon as practicable after the Closing, but in no event later than January 31, 2013, the Seller will prepare and deliver to Synergy, in accordance with customary industry accounting practices, the final settlement statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "Final Purchase Price"). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than February 14, 2013, Synergy shall deliver to the Seller a written report containing any changes that Synergy proposes to make to the Final Settlement Statement. Synergy's failure to deliver a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Synergy of the Final Settlement Statement as submitted by the Seller. If the Parties fail to agree with respect to the changes proposed by Synergy by February 28, 2013, any disagreement will be resolved pursuant to the provisions of Section 11.12. Synergy and Seller agree to pay any additional amount due no later than 30 days after the Final Purchase Price is established.

9.2 Information. Seller agrees to make the Information available for pick up by Synergy at the offices of Seller as soon as is reasonably practical, but in any event no later than seven days after Closing. Seller may retain copies of the Information and shall have the right to review and copy the Information during standard business hours upon reasonable notice for so long as Synergy retains the Information. Synergy agrees that the Information will be maintained in compliance with all applicable laws governing document retention. Synergy will not destroy or otherwise dispose of Information after Closing, unless Synergy first gives Seller reasonable notice and an opportunity to copy the Information to be destroyed. If and to the extent certain portions of the Information are subject to unaffiliated third party contractual restrictions on disclosure or transfer, Seller agree to use reasonable efforts to obtain the waiver of such contractual restrictions; provided, however, that Seller shall not be required to expend any money in connection with obtaining such waivers. Seller agrees to keep any Information retained by Seller confidential to the extent required by
Section 5.2.1.

9.3 Further Assurances. From time to time after Closing, each Party shall each execute, acknowledge and deliver to the others such further instruments and take such other actions as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

9.4 COGCC Bonds. The Parties acknowledge that Seller has posted bonds with the Colorado Oil and Gas Conservation Commission ("COGCC") with respect to its operation of the Wells on the Leases. Promptly after closing, Synergy agrees to post its own bonds with the COGCC covering all the Wells, or cause its existing bonds posted with the COGCC to cover such Wells, as required by law and/or any and all COGCC rules. Synergy also agrees to promptly cooperate with Seller, by executing such documents and taking such other reasonable actions, as are necessary for Seller to obtain the return or release of its bonds with the COGCC with respect to the Wells.

9.5 Financial Information and Records of Seller. Seller shall make available to Synergy its financial information and records to the extent Synergy needs to audit financial information pertaining to the Seller or the Assets to comply with regulations of the SEC.

                                    ARTICLE X
         ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

10.1 Synergy's Assumption of Liabilities and Obligations. Upon Closing and subject to the provisions of Section 10.3, Synergy shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations attributable to the (i) the Assets for the period of time after the Effective Date, (including, without limitation all liability for royalty and overriding royalty payments in respect of the Assets, the payment of all operating and other expenses associated with the Assets, the obligation to plug and abandon all Wells) (ii) proceeds of production from any Well, which is shown on Seller's books and records as having been held in suspense and withheld from payment to any third party as a result of a title defect, unknown address or otherwise, (iii) requirement for posting of bonds with the Colorado Oil and Gas Conservation Commission with respect to the Wells, except as provided by Section 10.2, and (iv) all environmental liabilities (whether under common law or any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any governmental authority, in effect on or before the Effective Date, relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials), whether such environmental liabilities arise before or after the Effective Date (collectively, the "Assumed Liabilities").

10.2 Seller's Retention of Liabilities and Obligations. Upon Closing and subject to the provisions of Section 10.3, Seller shall retain all claims, costs, expenses, liabilities and obligations accruing or relating to the Assets and period of time prior to the Effective Date; including any liability, costs or penalties associated with Seller's failure to file any APENS notices and the costs of equipping the Wells so as to be in compliance with federal and state regulations pertaining to the same as of the Effective Date; provided, however, that Seller shall not retain or otherwise have any other liability or responsibility for any environmental liability (whether under common law or any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any governmental authority, in effect on or before the Effective Time, relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials), whether such environmental liability arises before or after the Effective Date (collectively, but after giving effect to the exclusion of all environmental liabilities, the "Retained Liabilities").

10.3 Indemnification. "Losses" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party or Loss incurred as a result of the indemnified Party indemnifying a third party. After the Closing, the Parties shall indemnify each other as follows:

     10.3.1  Seller's  Indemnification  of  Synergy.  Seller  assume  all  risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Synergy, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with the Retained Liabilities.

     10.3.2 Synergy's Indemnification of Seller. Synergy assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, including its shareholders, members, managers, officers, directors, employees and agents, from and against all Losses which arise from or in connection with the Assumed Liabilities.

10.4 Procedure. The indemnifications contained in Section 10.3 shall be implemented as follows:

     10.4.1 Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

     10.4.2 Claim Notice. The Party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other Party ("Indemnifying Party") which, to be effective, must state (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

     10.4.3 Information. Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article X (a "Claim"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other Party's indemnification under this Article X applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party's position with respect to such Claim.

      10.5 Not Insurance. The indemnifications provided in this Article X shall not be construed as a form of insurance.

      10.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Synergy or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 Exhibits. The Exhibits to this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

11.2 Expenses. All legal and accounting fees incurred in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same.

11.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission or electronic mail, when received (iii) if mailed, 5 business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

            If to Seller:           Orr Energy LLC
                                    1813 61st Avenue, Suite 200
                                    Greeley, CO 80631
                                    Attention:  Ed Orr, Manager
                                    Telephone:  (970) 351-8777
                                    Facsimile:  (970) 351-7851

            If to Synergy:          Synergy Resources Corporation
                                    20203 Highway 60
                                    Platteville, CO  80651
                                    Attention:  Ed Holloway, President
                                    Telephone:  (970) 737-1073
                                    Facsimile:  (970) 737-1045

      Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

11.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

11.5 Assignment. No Party may assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless it continues to remain liable for the performance of its obligations hereunder.

11.6 Counterparts; Fax Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures shall be considered binding.

11.7 Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of StateplaceColorado without reference to the conflict of laws principles thereof.

11.8 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

11.9 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

11.10 Survival. The representations and warranties of the Parties contained in Articles II and III (exclusive of those set forth in Section 2.2.13 "Environmental Matters" which shall terminate at Closing) and all claims, causes of action and damages with respect thereto shall survive the Closing, but shall terminate upon acceptance, agreement by the Parties or final resolution regarding the Final Settlement Statement, in the manner described in Section 9.1 above. The indemnification provisions of Article X. shall, however, survive the Closing and continue in full force and effect, together with any other provision of this Agreement that expressly indicates that it is to survive the Closing.

11.11 Limitation on Damages; Provision for Recovery of Costs and Attorney's Fees. The Parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement. The prevailing party in any arbitration or legal proceeding seeking a remedy for the breach of this Agreement shall, however, be entitled to recover all reasonable attorneys' fees and costs incurred in such litigation.

11.12 Arbitration. The Parties agree to submit any dispute involving this Agreement (including but not limited to disputes involving Sections 4.5, 9.1, 10.4.2 or 10.4.3) to binding arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in Denver, Colorado, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators. The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of oil and gas law for at least 10 years; (2) a retired judge at the United States District Court or Appellate Court level having jurisdiction in Colorado; and (3) a person with at least 10 years of oil and gas industry experience as a petroleum engineer and with experience in the geologic basin where the Assets are located. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the Parties shall select one person from each category in the manner established by the AAA. The arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators' decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the arbitrators shall be borne 50% by Seller and 50% by Synergy.

11.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns.

11.14 Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

11.15 Waiver. No consent or waiver, express of implied, to or of any breach or default in the performance of any obligation or covenant hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligations hereunder.

11.16 Public Disclosure. Synergy will be permitted to make public disclosure regarding the execution of this Agreement and the Closing of this Agreement as may be required by federal and/or state securities laws.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the 23rd day of October, 2012.

SELLER:                                  BUYER:

ORR ENERGY LLC                           SYNERGY RESOURCES CORPORATION


By: /s/ Ed Orrr                          By:/s/ William Scaff
  --------------------------                ------------------------------
   Ed Orr, Manager                          William Scaff, Vice President


                                         By:/s/ George Seward
                                            ------------------------------
                                            George Seward, Board Member and
                                            Chairman of Acquistions